Exhibit 99.1

Cubist’s SIVEXTRO™ (tedizolid phosphate) Approved in U.S.

to Treat Serious Skin Infections—Including Those Caused by MRSA

SIVEXTRO offers a short six-day course of therapy to physicians in once daily I.V. and oral treatment options

Lexington, Mass., June 20, 2014 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) announced today the U.S. Food and Drug Administration (FDA) approved SIVEXTRO™ (tedizolid phosphate) for the treatment of adult acute bacterial skin and skin structure infections (ABSSSI). SIVEXTRO addresses ABSSSI caused by susceptible Gram-positive bacteria, including methicillin-resistant Staphylococcus aureus (MRSA), which has been categorized by the U.S. Centers for Disease Control and Prevention (CDC) as a serious public health threat.

Administered once daily, SIVEXTRO offers an effective, short six-day course of therapy. SIVEXTRO is a novel oxazolidinone with in vitro activity against clinically significant susceptible Gram-positive pathogens including MRSA and is now approved in both an intravenous (I.V.) and oral formulations.

The New Drug Application (NDA) for SIVEXTRO was supported by two global Phase 3 studies, which met primary and secondary endpoints defined by the FDA and the European Medicines Agency (EMA). These studies demonstrated that SIVEXTRO 200 mg administered once daily for six days was statistically non-inferior to 600 mg of linezolid taken twice a day for 10 days.  In these studies, the adverse event rates were similar for patients treated with SIVEXTRO and linezolid. Gastrointestinal adverse events (diarrhea, nausea and vomiting) were the most commonly reported in both treatment groups.

SIVEXTRO is one of the first medicines approved in the U.S. that the FDA designated as a Qualified Infectious Disease Product (QIDP) for its indication, ABSSSI, according to the Generating Antibiotic Incentives Now (GAIN) Act of 2012. The QIDP designation qualifies SIVEXTRO for certain incentives related to the development of new antibiotics, including a five year extension of Hatch-Waxman exclusivity.

“We are pleased by the FDA approval of SIVEXTRO, which provides a new option for physicians to treat patients with serious bacterial skin infections, including those caused by MRSA,” said Michael Bonney, Chief Executive Officer of Cubist. “SIVEXTRO provides physicians with flexibility to transition patients from I.V. to oral treatment as required. The oral option provides opportunity for out-patient care, which could reduce the need for costly hospitalization. In addition, SIVEXTRO is one of at least four antibiotics Cubist hopes to deliver in support of the Infectious Diseases Society of America challenge to industry and policy makers to develop and approve 10 new antibiotics by 2020.”

“MRSA is still problematic in the U.S. and is responsible for the deaths of more than 11,000 Americans each year,” said Ralph Corey, M.D., Professor of Medicine and Infectious Disease, Duke Clinical Research Institute and Duke University Medical Center. “Not every antibiotic will work for every patient and more drug options are an imperative. Physicians should evaluate the use of SIVEXTRO. A six-day course of therapy with the option to choose—and, if needed—change from I.V. to oral administration is a welcome new development.”

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“I am proud to have introduced the GAIN Act, which is one important piece of addressing the public health crisis of untreatable infections and drug-resistant pathogens,” said Senator Richard Blumenthal (D-CT). “Today’s announcement shows that we are starting to see new products enter the market — which is a promising step in addressing these life-threatening conditions. I look forward to working with my colleagues on other initiatives to continue the fight against deadly antimicrobial resistance.”

On March 31, 2014 an FDA Anti-Infective Drugs Advisory Committee (AIDAC) voted to recommend approval of SIVEXTRO. In the unanimous 14 - 0 decision, the AIDAC found that substantial evidence of the safety and effectiveness of SIVEXTRO for the treatment of ABSSSI was provided.

Patients seeking assistance may be eligible for AccessSIVEXTRO.

The EMA has accepted for review Cubist’s Marketing Authorization Application (MAA) for SIVEXTRO, for which the company is seeking approval for the treatment of complicated skin and soft tissue infections (cSSTI). A decision from the European Commission is expected during the first half of 2015. Clinical studies are also ongoing for the potential use of SIVEXTRO in the treatment of hospital-acquired bacterial pneumonia (HABP)/ventilator-associated bacterial pneumonia (VABP).

Indication and Important Safety Information

Indication

SIVEXTROTM (tedizolid phosphate) is indicated for the treatment of acute bacterial skin and skin structure infections (ABSSSI) caused by susceptible isolates of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant [MRSA] and methicillin-susceptible [MSSA] isolates), Streptococcus pyogenes, Streptococcus agalactiae, Streptococcus anginosus group (including Streptococcus anginosus, Streptococcus intermedius and Streptococcus constellatus), and Enterococccus faecalis.

Warnings and Precautions

•                  Patients with neutropenia: The safety and efficacy of SIVEXTRO in patients with neutropenia (neutrophil counts <1000 cells/mm3) have not been adequately evaluated. In an animal model of infection, the antibacterial activity of SIVEXTRO was reduced in the absence of granulocytes.  Alternative therapies should be considered when treating patients with neutropenia.

•                  Clostridium difficile—associated diarrhea (CDAD), ranging from mild diarrhea to fatal colitis, has been reported with nearly all systemic antibacterial agents, including SIVEXTRO.  Evaluate all patients who present with diarrhea following SIVEXTRO use.

•                  Development of drug-resistant bacteria: Prescribing SIVEXTRO in the absence of a proven or strongly suspected bacterial infection or prophylactic indication is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria.

Adverse Reactions

The most common adverse reactions for SIVEXTRO are nausea, headache, diarrhea, vomiting, and dizziness.

About Cubist

Cubist Pharmaceuticals, Inc. is a global biopharmaceutical company focused on the research,

development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist has a growing commitment to global public health through its leadership in the discovery, development and commercialization of novel antibiotics to treat serious and life-threatening infections caused by a broad range of increasingly drug-resistant bacteria. The Company hopes to deliver at least four new antibiotics in support of the Infectious Diseases Society of America (IDSA) goal of 10 new antibiotics by 2020. Cubist expects to invest approximately $400M USD in 2014 on antibacterial R&D and approximately 75% of its employee base is focused on the research, development, commercialization and support of antibiotics.  In addition to a focus on Gram-positive pathogens, Cubist’s commitment also includes a focus on Gram-negative pathogens. In this regard, Cubist recently submitted the NDA to the FDA for approval of its investigational antibiotic ceftolozane/tazobactam, being developed to address certain Gram-negative bacteria, for the treatment of Complicated Urinary Tract Infections (cUTI) and Complicated Intra-Abdominal Infections (cIAI).

Cubist is headquartered in Lexington, Massachusetts, with a central international office located in Zurich, Switzerland. Additional information can be found at Cubist’s web site at www.cubist.com. Also, connect with Cubist on Twitter @cubistbiopharma and @cubistcareers, LinkedIn, or YouTube.

About Serious Skin, Skin Structure and Soft Tissue Infections

Acute bacterial skin and skin structure infections (ABSSSI) are also referred to as complicated skin and soft tissue infections (cSSTI) (in Europe). These infections, which are a significant and growing problem throughout the world, involve deeper tissue or require surgical intervention (e.g., cellulitis, major cutaneous abscesses and infected wounds) or are associated with a significant underlying disease (e.g., diabetes or systemic immunosuppression) that complicates response to therapy. A variety of pathogens may be identified in ABSSSI/cSSTI but the two most common Gram-positive pathogens are Staphylococcus aureus and Streptococcus pyogenes. The significant increase in the incidence of methicillin-resistant Staphylococcus aureus (MRSA) healthcare-associated infections (HAIs), as well as community infections, has resulted in a need for therapies to address serious skin, skin structure and soft tissue infections that are effective against MRSA.

About MRSA

According to the U.S. Centers for Disease Control and Prevention (CDC) “Antibiotic resistance threats in the United States, 2013” report, each year more than two million Americans develop infections from antibiotic-resistant bacteria. One of the serious public health threats identified by the CDC is methicillin-resistant Staphylococcus aureus (MRSA), which continues to be a clinical and economic burden. Based on CDC data, there are approximately 80,000 severe MRSA infections and 11,000 deaths from MRSA in the U.S. per year. The European Centre for Disease Prevention and Control (ECDC) estimates that more than four million European Union (EU) patients acquire healthcare acquired infections (HAIs) annually, resulting in 37,000 deaths and that a large proportion of these deaths are due to the most common multidrug-resistant bacteria, including MRSA. According to the ECDC, MRSA is still the most commonly identified antimicrobial-resistant pathogen in hospitals in many parts of the world, including Europe, the Americas, North Africa, the Middle East, and Asia. Data from the Eurosurveillance journal estimates MRSA infections affect more than 150,000 patients annually in the EU.

Forward Looking Statements

This press release contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding: the therapeutic and commercial potential of SIVEXTRO, including the potential for SIVEXTRO to reduce the need for costly hospitalization; the expected timing for the European Commission’s decision on our MAA for SIVEXTRO; our commitment to focus on Gram-negative pathogens, including the therapeutic potential of ceftolozane/tazobactam; our aspirations to achieve a portion of the IDSA’s goal of 10 new antibiotics by 2020; and the level of our financial and personnel commitments towards antibiotic research, development and commercialization, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others: regulatory developments in the United States and foreign countries, including the risk that the FDA may impose post-marketing requirements on SIVEXTRO and that the European Commission may not agree with our interpretation of the results from the clinical studies of SIVEXTRO; our ability to successfully commercialize SIVEXTRO, including as a result of regulatory authorities’ decisions regarding labeling and other matters, including adverse side effects, that could affect its commercial potential; the acceptance of and demand for new pharmaceutical products; the availability of adequate pricing and reimbursement from third-party payors for SIVEXTRO; competitive risks from current and future therapeutic alternatives to SIVEXTRO; our ability to maintain and enforce intellectual property protection for SIVEXTRO; additional clinical trials of SIVEXTRO, including in HABP/VABP, may produce negative or inconclusive results or may not be initiated or conducted in a timely manner; technical difficulties, excessive costs or other issues relating to the manufacture or supply of SIVEXTRO, including our ability to work with our third party contract manufacturers that manufacture and supply SIVEXTRO on our behalf; we may encounter other unanticipated or unexpected risks with respect to the development manufacture or supply of SIVEXTRO; the fact that drug discovery and development is complex, time consuming, expensive and fraught with a high risk of failure; and those additional factors discussed in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Cubist Contacts:

INVESTORS:

Cubist Pharmaceuticals, Inc.

Eileen C. McIntyre

Vice President, Investor Relations

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

Cubist Pharmaceuticals, Inc.

Elizabeth Dunavant

Director, Product Communications

(781) 860-8680

elizabeth.dunavant@cubist.com